Exhibit 99.1

FOR IMMEDIATE RELEASE Metabolix, Inc. 21 Erie Street Cambridge, MA 02139 (617) 492-0505 www.metabolix.com

Investor Relations Contact: Kathleen Heaney ICR (203) 803-3585 ir@metabolix.com	Media Contact Brian Ruby ICR (203) 682-8200

Metabolix Reports Second Quarter 2007 Financial Results
and Provides Business Update

Cambridge, Massachusetts, August 7, 2007. Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing clean, sustainable solutions for the world’s needs for plastics, fuels, and chemicals, today reported financial results for the three months ended June 30, 2007.

The Company reported a net loss of $7.7 million or $0.35 per share for the second quarter of 2007 as compared to a net loss of $4.0 million or $1.34 per share for the second quarter of 2006.  The weighted average shares outstanding used in the calculation of earnings per share was 21.7 million for the second quarter 2007 as compared to 3.0 million for the second quarter 2006. The increase in the number of shares primarily reflects the shares issued in the Company’s November 2006 initial public offering and the conversion of its convertible preferred stock and the exercise of certain options and warrants.

Metabolix used $2.9 million in operating activities for the second quarter 2007, which compares to net cash used in operating activities of $1.0 million for the comparable quarter in 2006.  Cash and short-term investments at June 30, 2007 totaled $115 million.

Jay Kouba, Chairman, Chief Executive Officer and President, commented, “During the second quarter of 2007 Metabolix moved closer to commercializing Mirel™ biobased plastics.  Our prospective customer base continues to grow, and we are shipping increasing amounts of product as our customers enter various testing phases.  To meet this demand we plan to start commissioning, later this month, the expansion of our pre-commercial manufacturing facility, which will double its capacity.”  Dr. Kouba added, “We continue to build brand awareness for Mirel™ as evidenced by the recent test market launch of co-branded Mirel™ based gift cards by Target stores.

OPERATING HIGHLIGHTS

Construction of Commercial Manufacturing Facility —

Construction of the commercial manufacturing facility at Clinton is progressing.  Foundations for a few buildings are done, and others are underway.  Structural steel for the fermentation building is being erected.  Most major equipment is now on order, and assembly of the fermenters has started.  Based on the current status and plans, ADM estimates that commercial operations will start in December 2008.

Pre-commercial Manufacturing — The expansion of Metabolix’s pre-commercial manufacturing facilities to a rated capacity of 50,000 pounds per month is finishing up and commissioning will start later this month.  Pre-commercial material production capacity has been running at approximately 25,000 pounds per month for the last few months.  The Company does not expect any material interruption in production with the start-up of the expansion.  Consequently, material supply should be adequate to serve market and product development needs until commercial operation of the Clinton facility begins.

Customer Pipeline — The pipeline of customer prospects continues to grow and advance.  Currently, the Company is working on 80 different potential product applications, up from about 70 last quarter.  Of these, around half are in various stages of prototype product testing and qualification, which is an increase from about 25 last quarter.  In addition, a few customers have advanced to the point of undertaking limited test market trials and consumer sales.  Notably, Target has launched in 129 stores a gift card made with Mirel and marked with the Mirel logo on the back of the card.

Recent Developments

Mirel — During the quarter Metabolix also announced the introduction of three new grades of Mirel resins through its Telles joint venture with ADM.  For injection molding applications, the Company introduced Mirel P1001, which is designed to replace styrenics and Mirel P1002, which is engineered to replace polyolefins.  Mirel P2001, an alternative to petroleum-based paper coatings, is intended to enable the production of fully biodegradable paper coated cups and food packaging that offer high heat resistance for hot cups and microwaveable packages.

Management Announcement — As previously disclosed, Tom Auchincloss will transition out of the CFO position effective August 10, 2007 to focus on progressing ongoing business development projects and to handle other matters.  A search for a successor has begun.

SECOND QUARTER 2007 FINANCIAL OVERVIEW

Metabolix used $2.9 million in operating activities for the second quarter 2007, which compares to net cash used in operating activities of $1.0 million for the comparable quarter in 2006.  Metabolix currently manages its finances with an emphasis on cash flow.  Net cash used in operating activities increased as the Company expanded its activities in sales and marketing, pre-commercial manufacturing, product development, branding and research.  The Company expects its net cash used in operating activities to increase in the future quarters as it expands its operations in advance of the commercialization of Mirel.

The Company received $2.6 million in payments from ADM during the second quarter of 2007, of which $1.6 was a scheduled support payment and the balance was for reimbursements of pre-commercial manufacturing expense.  Payments from ADM are recorded as deferred revenue on the Company’s balance sheet.  In addition, the Company recorded approximately $0.2 million in revenue primarily from grants and license and royalty fees in the second quarter 2007.

For the three months ended June 30, 2007, total operating expenses were $9.4 million as compared to $5.0 million for the comparable period in 2006.

Research and development expenses were $5.0 million for the quarter ended June 30, 2007, up from $2.5 million for the comparable period in 2006.  This increase was primarily the result of increasing research and development expenses for product development and pre-commercial manufacturing of Mirel plastics as well as increases in personnel for the microbial fermentation and plant research programs. Expenses related to pre-commercial manufacturing increased to $1.7 million during the second quarter in 2007 as compared to $0.5 million during the comparable period in 2006.

Selling, general and administrative (“SG&A”) expenses were $4.4 million for the three months ended June 30, 2007 as compared to $2.4 million for the three months ended June 30, 2006. The increase in SG&A was primarily due to an increase in marketing, sales and administrative personnel and the administrative requirements of being a public company.

Conference Call Info

Metabolix will host a conference call on Tuesday, August 7, 2007 at 4:30 p.m. Eastern Time to discuss these results.  Jay Kouba, Ph.D., the Company’s Chairman, President and Chief Executive Officer, Oliver Peoples, Ph.D., Chief Scientific Officer, and Tom Auchincloss, the Company’s Chief Financial Officer, will be hosting the call.  The dial in number is 1-800-915-4836 or 1-913-905-1087 (international).  The conference call will be webcast and can be accessed from the Company’s website at www.metabolix.com in the Investor Relations section.  For those who are unable to listen to the webcast live, a telephone replay will be available for one week beginning at 7:30 p.m. (Eastern Time) on August 7 2007, and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 (international callers) and entering pin number 4850542.  In addition, the webcast will be archived on the Company’s website in the Investor Relations section.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation driven bioscience company focused on providing clean, sustainable solutions for the world’s needs for plastics, fuels, and chemicals. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel™ biobased plastics as a sustainable and biodegradable alternative to petroleum-based plastics. Metabolix is also developing a proprietary platform technology for co-producing biobased plastics, biofuels and chemical products in biomass energy crops such as switchgrass. For more information, please visit www.metabolix.com. (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding completion of construction on the commercial manufacturing facility, actual manufacturing capacity of the commercial and pre-commercial manufacturing facilities, manufacturing plans and performance including the timing of commencement of commercial production of Mirel™ biobased plastics, commercial viability of Mirel™, sales potential of Mirel™, timing of completion of expansion of pre-commercial manufacturing capacity, current or future financial performance and position, management’s strategy, plans and objectives for future operations, product development, present and future research and development, regulatory approval and intellectual property, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with:  the Company’s dependence on ADM for construction of the commercial manufacturing facility, ADM’s ability to complete construction of that facility on time and on budget, the ability of Metabolix and ADM to successfully manufacture Mirel™ at commercial scale and in a timely and economic manner, the success of the collaborative arrangement with ADM, the Company’s ability to complete the pre-commercial manufacturing facility expansion, market acceptance of Metabolix products, the Company’s ability to compete with petrochemical-based plastics, fuels and chemicals and with other biobased products, its ability to generate future revenues, its expectation of incurring continued losses, the success of its research and development programs, its ability to develop and successfully commercialize Mirel™, its ability to obtain required regulatory approvals, its ability to obtain, maintain and protect intellectual property rights for its products, its limited sales and manufacturing capabilities, its ability to hire and retain skilled personnel, and other risks detailed in Metabolix’s filings with the Securities and Exchange Commission, including form 10-K for the year ended December 31, 2006.  Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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METABOLIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(in thousands, except share and per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue:
Research and development revenue	$—	$—	$—	$2,502
License fee and royalty revenue from related parties	32	50	107	190
Grant revenue	155	678	508	1,117
Total revenue	187	728	615	3,809

Operating expenses:
Research and development expenses, including cost of revenue	5,026	2,537	8,833	4,669
Selling, general, and administrative expenses	4,351	2,409	7,199	3,815
Total operating expenses	9,377	4,946	16,032	8,484

Loss from operations	(9,190)	(4,218)	(15,417)	(4,675)

Other income:
Interest income, net	1,524	208	3,062	340

Net loss	$(7,666)	$(4,010)	$(12,355)	$(4,335)

Net loss per share:
Basic and Diluted	$(.35)	$(1.34)	$(.57)	$(1.45)

Number of shares used in per share calculations
Basic and Diluted	21,730,859	2,998,346	21,581,359	2,987,860

METABOLIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(in thousands)

	June 30,	December 31,
	2007	2006
Assets

Cash and cash equivalents and short-term investments	$115,496	$122,080
Other current assets	1,682	1,320
Property and equipment, net	5,362	3,673
Restricted cash	498	498
Other assets	72	25
Total assets	$123,110	$127,596

Liabilities and Stockholders’ Equity

Accounts payable and accrued liabilities	$4,148	$2,995
Other current liabilities	275	226
Other long term liabilities	1,041	1,120
Long-term deferred revenue	17,021	13,667
Total liabilities	22,485	18,008
Total stockholders’ equity	100,625	109,588
Total liabilities and stockholders’ equity	$123,110	$127,596

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(in thousands)

	Six Months Ended
	June 30,
	2007	2006
Cash flows from operating activities
Net loss	$(12,355)	$(4,335)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	518	428
Stock-based compensation	1,635	802
Deferred revenue	2,572	637
Other operating assets and liabilities	1,308	(377)
Net cash used in operating activities	(6,322)	(2,845)

Cash flows from investing activities
Purchase of property and equipment	(2,019)	(958)
Net purchase, sale and maturity of short term investments	(9,499)	690
Net cash used in investing activities	(11,518)	(268)

Cash flows from financing activities
Principal payments for capitalized lease obligations	—	(48)
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	—	16,220
Proceeds from exercise of options and warrants	1,692	331
Net cash provided by financing activities	1,692	16,503

Net increase (decrease) in cash and cash equivalents	(16,148)	13,390
Cash and cash equivalents at beginning of period	25,182	1,835
Cash and cash equivalents at end of period	$9,034	$15,225

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